UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 5, 2013 (December 1, 2013)
Date of Report (Date of earliest event reported)

Caesars Acquisition Company
(Exact name of registrant as specified in its charter)

Delaware	001-36207	46-2672999
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
One Caesars Palace Drive
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2013, the Board of Directors (the “Board”) of Caesars Acquisition Company (the “Company”) elected Mr. Philip Erlanger and Mr. Dhiren Fonseca to serve as members of the Board. Mr. Erlanger was elected as a Class I director and Mr. Fonseca was elected as a Class III director.

Mr. Erlanger, formerly with Barclays Capital and its predecessor, Lehman Brothers, led the firm’s West Coast Financial Services banking practice and subsequently, its Financial Sponsor coverage effort. He was Chairman of Lehman’s Los Angeles office, a member of its Business Development Committee and a charter member of its Senior Client Council. He is currently the Managing Partner of PREv2 Holdings, which he founded in 2010.

Mr. Erlanger also serves on the Board of Governors of Cedars-Sinai Medical Center and previously served as a board member of The Los Angeles Philharmonic. Mr. Erlanger holds a Doctorate in Economics from the University of Pennsylvania and an M.B.A. from the Wharton School.

Mr. Fonseca serves as Chief Commercial Officer for Expedia, Inc. Prior to his current role, he served as Expedia’s Co-President, Partner Services Group from 2009 through 2012. Mr. Fonseca had previously served as Senior Vice President, Corporate Development and Strategy in 2006 and as Vice President, Corporate Development Strategy between February 2005 and April 2006.

Prior to Expedia, Mr. Fonseca was a longtime Microsoft Corporation employee, and a member of the management team responsible for creating Expedia.com in 1996, while still part of the Microsoft Corporation. Mr. Fonseca has served on the Board of Directors for eLong.com (LONG:NASDAQ) since December 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2013	CAESARS ACQUISITION COMPANY

By: /s/ Craig J. Abrahams
Craig J. Abrahams
Chief Financial Officer